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Rise Gold Closes US$7,000,000 Financing

October 24, 2025 - Grass Valley, California - Rise Gold Corp. (CSE: RISE, OTCQB: RYES) (the "Company" or "Rise") is pleased to announce that it has closed the non-brokered private placement of units ("Units") announced in its October 17, 2025 news release (the "Financing").

The Company raised a total of US$7,000,000 through the sale of 28,000,000 units (each a "Unit") at a price of US$0.25 per Unit (~CDN$0.35 per Unit). Each Unit consists of one share of common stock (a "Share") and one common share purchase warrant (a "Warrant"). Each Warrant entitles the holder to purchase an additional Share of the Company at an exercise price of US$0.45 (~CDN$0.63) until October 24, 2028.

The Company has paid finder's fees in accordance with CSE policies of US$1,500 and issued a total of 6,000 finder's warrants, with each finder's warrant entitling the holder to acquire one Share at a price of US$0.45 until October 24, 2028.

Rise would like to thank each of the subscribers who participated in this private placement to support the Company's efforts to unlock the value of the historic Idaho-Maryland-Brunswick Mine (the "IM Mine").

The IM Mine produced 2.4 million ounces at a mill grade of 17 grams per tonne from the 1860s to 1956. In 2023, Nevada County (the "County") published an Environmental Impact Report comprised of more than 40,000 pages that concluded that all of the environmental impacts of Rise's proposed project could be mitigated to a "less than significant" effect with three minor exceptions: visual changes to Rise's surface property, temporary noise related to construction, and some traffic effects at a single intersection.

County Supervisors then denied Rise's permit application on spurious grounds. As previously disclosed by a news release (https://www.risegoldcorp.com/news_items) issued on September 16, 2025, the Company expects that in the first quarter of 2026 the Superior Court will render its decision on Rise's writ of mandamus filed against the County with regards to the Company's vested right to operate the mine. Should the Court reject Rise's writ, the County will have taken Rise's mineral estate and will owe just compensation-the fair market value of the property taken-under the Fifth Amendment of the U.S. Constitution. Based on comparable mines and historic yields at the I-M Mine, management believes the fair market value of Rise's mineral estate is at least $400 million.

The Company would like to thank especially Abdiel Capital Advisors, which invested US$3.6 million in this Financing and now owns 12% of the Company on an undiluted basis, as well as Equinox Partners, which invested US$1.4 million in this Financing to retain its 19.8% undiluted interest in the Company. Myrmikan Gold Fund also participated, investing US$250,000, which puts its undiluted ownership stake in the Company at 12.2%.

Joe Mullin, President and CEO, stated: "We are pleased to have Abdiel as a shareholder and also that Equinox retained its 19.8% interest in the Company. Rise is now fully financed to expand its litigation efforts to allow the I-M Mine to move forward towards development."

Certain directors and officers of Rise Gold, directly, through entities controlled by them, or through entities for which they exercise control or direction over investment decisions, purchased an aggregate of 1,080,000 Units for gross proceeds of US$270,000. The participation of these directors and officers in the Financing constitutes a "related party transaction" under Multilateral Instrument 61-101 Protection of Minority Security Holders in Special Transactions ("MI 61-101"). Rise Gold is relying on exemptions from the formal valuation requirements of section 5.4 of MI 61-101 and minority shareholder approval requirements of section 5.6 of MI 61-101. As the fair market value of the related parties' participation is not more than 25% of Rise Gold's market capitalization, the related party transaction is exempt from the formal valuation requirements pursuant to subsection 5.5(a) of MI 61-101 and from the minority approval requirements pursuant to subsection 5.7(1)(a) of MI 61-101. A material change report, as contemplated by the related party transaction requirements under MI 61-101, was not filed more than 21 days prior to closing as the extent of related party participation in the Financing was not known until shortly prior to the closing.

All securities issued pursuant to the Financing are subject to statutory hold periods in accordance with applicable United States and Canadian securities laws. Under Canadian securities laws the securities are subject to a hold period expiring on February 25, 2026.  Rise Gold will use the proceeds from the Financing for general working capital, legal expenses, and technical work.

The securities offered have not been registered under the United States Securities Act of 1933, as amended (the "U.S. Securities Act"), or any state securities laws and may not be offered or sold absent registration or compliance with an applicable exemption from the registration requirements of the U.S. Securities Act and applicable state securities laws.

About Rise Gold Corp.

Rise Gold is an exploration-stage mining company incorporated in Nevada, USA. The Company's principal asset is the historic past-producing Idaho-Maryland Gold Mine located in Nevada County, California, USA.

On behalf of the Board of Directors:

Joseph Mullin

President and CEO

Rise Gold Corp.

For further information, please contact:

RISE GOLD CORP.

Suite 215, 333 Crown Point Circle

Grass Valley, CA 95945

T: 917.349.0060

jmullin@risegoldcorp.com

www.risegoldcorp.com

The CSE has not reviewed, approved or disapproved the contents of this news release.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of applicable securities laws. Forward-looking statements are frequently characterized by words such as "plan", "expect", "project", "intend", "believe", "anticipate", "estimate" and other similar words or statements that certain events or conditions "may" or "will" occur. This information and these statements are not historical facts, are made as of the date of this news release and include without limitation, statements regarding discussions of future plans, estimates and forecasts and statements as to management's expectations and intentions with respect to, among other things, the anticipated use of the proceeds raised under the Financing, the potential reopening of the IM Mine, the anticipated timing of the Superior Court decision on Rise's writ of mandamus, and the expected fair market value of Rise's mineral estate.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to risks, uncertainties and assumptions related to certain factors including, without limitation, the risk that the Company will not be able to utilize the proceeds of the Financing as anticipated, the risk that the Superior Court will not render its decision on the timing anticipated, obtaining all necessary approvals, meeting expenditure and financing requirements, compliance with environmental regulations, title matters, operating hazards, metal prices, political and economic factors, competitive factors, general economic conditions, relationships with vendors and strategic partners, governmental regulation and supervision, seasonality, technological change, industry practices, and one-time events that may cause actual results, performance or developments to differ materially from those contained in the forward-looking statements.  Accordingly, readers should not place undue reliance on forward-looking statements and information contained in this release. Rise undertakes no obligation to update forward-looking statements or information except as required by law.